Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2017 Results
OLD GREENWICH, Connecticut—May 4, 2017
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended March 31, 2017.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the first quarter was $15.3 million, or $0.47 per basic and diluted share, as compared to net income of $1.7 million, or $0.05 per basic and diluted share, for the quarter ended December 31, 2016.

•
Book value per share as of March 31, 2017 was $19.50 on a diluted basis, after payment of a quarterly dividend in the first quarter of $0.45 per share, as compared to book value per share of $19.46 on a diluted basis as of December 31, 2016.

•	Our Credit strategy generated gross income of $18.2 million for the quarter ended March 31, 2017.

•	Our Agency strategy generated gross income of $1.9 million for the quarter ended March 31, 2017.

•
Announced a dividend of $0.45 per share for the first quarter of 2017, equating to an annualized dividend yield of 10.9% based on the May 3, 2017 closing price of $16.56 per share; dividends are paid quarterly in arrears.

First Quarter 2017 Results
"For the first quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $15.3 million or $0.47 per share," said Laurence Penn, Chief Executive Officer and President. "We are pleased to report that our dividend of $0.45 was more than covered by our earnings this quarter, as we reap the benefits of the meaningful transition of our Credit portfolio, which has been the focus of our efforts over the past several quarters. We generated a solid annualized economic return for the quarter of 10.4%, and our book value per share increased quarter over quarter, even after payment of our dividend.
"The quarter's results were driven by strong performance within our Credit portfolio, in both loans and securities. We are benefiting from the robust pipeline of high-yielding loan assets that we have developed, and in addition we continue to opportunistically take advantage of the value that we see in several sectors of the securities markets, including selected CLO sectors. In the aggregate, the size of our long Credit portfolio grew to $640.3 million, a 17% increase from the fourth quarter. We funded this growth partially by using some of the cash that we had freed up last year, but also by taking advantage of the diverse financing facilities that we have in place.
"To help continue to accommodate our loan pipelines, we added a non-mark-to-market term financing facility for our consumer loans during the quarter, and we also added a second financing facility for our non-QM mortgage loans. Our credit-related borrowings increased by approximately 20% quarter over quarter, and we plan to increase our assets and our leverage further as the year progresses. We believe that we are building a powerful and consistent earnings stream for shareholders, and we hope to continue to demonstrate the success of our transformation in the coming quarters."
Market Overview
For most of the first quarter, both interest rate volatility and overall market volatility were low, but many measures of volatility increased towards the end of the quarter. The yield curve flattened over the course of the quarter as market participants ratcheted back their post-election expectations of economic growth and inflation in the U.S. economy. The 2-year U.S. Treasury yield rose 6 basis points to end the quarter at 1.25%, whereas the 10-year U.S. Treasury yield fell 5 basis points to 2.39%. Notably, global monetary policy has begun to diverge, as an interest rate hiking cycle is underway in the U.S. while the monetary policies of other major economies, including Europe and Japan, continue to be highly accommodative.
Fixed-income credit spreads continued to tighten during the early part of the first quarter, but began widening in early March following intermeeting commentary from several Federal Reserve governors, who expressed support for an imminent increase in the federal funds rate (which did in fact come to pass at the March 15th FOMC meeting), and who suggested that tapering of the reinvestment program could begin later this year. Demand increased for floating-rate fixed income products, including CLOs and leveraged loans, as many market participants positioned themselves for a rising rate environment. Non-Agency RMBS spreads remained flat to slightly tighter in March despite the movements in the broader credit markets. Agency RMBS yield spreads widened over the course of the quarter, primarily in response to the more hawkish indications from the Federal Reserve.

Mortgage rates declined over the course of the first quarter, with the Freddie Mac survey 30-year mortgage rate falling 18 basis points to end the quarter at 4.14%. Similar to the fourth quarter, prepayment speeds remained low, with the majority of Agency mortgages no longer economically refinanceable. The Mortgage Bankers Association Refinance Index increased 12.4% in the first quarter, but remained well below the previously elevated levels of mid-2016.
Credit
Our Credit strategy generated gross income of $18.2 million for the first quarter, or $0.55 per share. The primary components of this strategy include: non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans and ABS; investments in mortgage-related entities; and credit hedges (including relative value trades involving credit hedging instruments). We also opportunistically invest in U.S. and European CLOs, distressed and non-distressed corporate debt, and corporate credit relative value trading when attractive opportunities in those markets arise. During the first quarter, we had strong performance from both our securities portfolios and our loan portfolios. As of March 31, 2017, our total long Credit portfolio (excluding corporate relative value trading positions, hedges, and other derivatives) increased to $640.3 million from $547.0 million as of December 31, 2016. Over the course of the first quarter, we increased our holdings of residential and commercial mortgage loans and REO, both U.S. and European CLOs, and corporate debt. We continued to net sell down our U.S. non-Agency RMBS, redeploying the net proceeds received into other Credit strategy assets.
As the case has been for some time, the fundamentals underlying non-Agency RMBS continue to be strong, led by a stable housing market. As legacy non-Agency RMBS continue to amortize, the range of expected outcomes on many of these assets has narrowed significantly; this trend, together with the minimal level of new RMBS issuance generally, has caused yield spreads on legacy non-Agency RMBS to compress significantly, leading us to rotate much of our Credit portfolio into higher-yielding assets. Our non-Agency RMBS portfolio, though much smaller now, performed well in the first quarter, benefiting from strong net interest margins, appreciation from our held positions, and net realized gains from positions sold. While our non-Agency RMBS portfolio currently represents a much smaller portion of our total Credit portfolio than it ever has, we intend to continue to opportunistically increase and decrease the size of this portfolio as market conditions vary. As of March 31, 2017, our investments in U.S. non-Agency RMBS totaled $80.9 million, as compared to $102.7 million as of December 31, 2016.
Currently, our credit hedges consist primarily of financial instruments tied to high-yield corporate credit, such as credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices; short positions in and CDS on corporate bonds; and positions involving exchange traded funds, or "ETFs," of high-yield corporate bonds. Our credit hedges also currently include CDS tied to individual MBS or an index of several MBS, such as CMBX. We also opportunistically overlay our high-yield corporate credit hedges and mortgage-related derivatives with certain relative value long/short positions involving the same or similar instruments. Our combined credit hedges and relative value trading strategies generated a modest net loss for the quarter. In addition to credit hedges, we also use interest rate hedges in our Credit strategy in order to protect our portfolio against the risk of rising interest rates. The interest rate hedges in our Credit strategy, which currently consist primarily of interest rate swaps, did not meaningfully impact our results for the quarter. We also use foreign currency hedges in our Credit strategy, in order to protect our assets denominated in euros and British pounds against the risk of declines in those currencies against the U.S. dollar. We had net losses on our foreign currency hedges for the quarter, but these were more than offset by net gains on foreign currency-related transactions and translation. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to adjust our exposures nimbly by hedging many forms of risk, such as credit risk, interest rate risk, and foreign currency risk.
During the first quarter, yield spreads on CMBS fluctuated. As a result of the implementation of risk retention regulations and higher interest rates, CMBS conduit issuance slowed during the first quarter, continuing recent lower issuance trends. First quarter conduit issuance totaled $8.7 billion, down 24% from the first quarter of 2016. Even though CMBS yield spreads generally tightened over the course of the quarter, growing concerns around the effects of competition from online retailers on retail commercial real estate, particularly weaker regional malls, weighed on certain CMBS deals and sectors. Our CMBS portfolio continues to consist entirely of post-crisis "B-pieces." B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the market, and to better target the collateral profiles and structures we prefer. We reduced our B-piece holdings during the quarter, generating net realized gains, as lower issuance created a relative scarcity of B-pieces and drove market yields tighter. For the first quarter, positive income on our CMBS assets was partially offset by losses on our hedges.
The CMBS risk retention regulations took effect on December 24, 2016, and CMBS issuance since then has included a variety of risk retention approaches, such as "vertical," "horizontal," and combined vertical/horizontal, or "L-shaped," retained interest structures. The most prevalent form has been the vertical interest retention model, whereby sponsors retain 5% of the face amount of every tranche in order to satisfy risk retention. Under this approach, 95% of the B-piece remains tradeable in the same manner as B-pieces prior to the adoption of the CMBS risk retention regulations. We expect to continue buying tradeable B-pieces in this format and continue to evaluate opportunities created from the new risk retention regulations. As of March 31, 2017, our U.S. CMBS bond portfolio decreased to $31.3 million, as compared to $34.6 million as of December 31, 2016.
As of March 31, 2017, our portfolio of small balance commercial mortgage loans included thirteen loans and ten real estate owned, or "REO," properties with an aggregate value of $86.7 million; by comparison, as of December 31, 2016, this portfolio included sixteen loans and one REO property with an aggregate value of $62.8 million. During the first quarter, we had strong performance from our portfolio. In addition to the net interest income on our portfolio, we recognized net realized gains as a result of several successful resolutions and REO conversions. Our REIT subsidiary also originated two high-yield "bridge loans" during the quarter. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. We expect to continue to emphasize purchasing distressed loans from banks and special servicers through negotiated transactions, as opposed to through widely circulated auctions where there is greater competition and less assurance that reserve prices will be reasonable. We also expect to continue to originate high-yielding bridge loans. We believe that opportunities will accelerate in both distressed loans and bridge loans, as many commercial mortgage loans—including many originated pre-crisis—reach their maturity but are unable to be refinanced.
In Europe, while we remain active in the legacy structured product markets such as MBS and CLOs, we have generally been more focused on the non-performing loan market. Our European non-performing loans include non-performing consumer loans, non-performing residential mortgage loans, and non-performing commercial mortgage loans made to small- and medium-sized enterprises. We believe that non-performing loans in certain select markets, such as Spain and Portugal, will continue to present attractive opportunities, and we are actively pursuing additional opportunities in these and other countries. During the first quarter, we had strong performance from both our structured product portfolio and our non-performing loan portfolio. The first quarter is typically less active for European non-performing loans, and as a result we did not purchase any new loan packages during the quarter. In our MBS and CLO portfolios, however, we did actively trade our holdings in the first quarter; we were able to generate net gains and reinvest the proceeds into other attractively priced securities. We expect to continue to take an opportunistic approach with respect to our participation in the European markets. As of March 31, 2017, our investments in European non-dollar denominated assets totaled $81.3 million, as compared to $75.2 million as of December 31, 2016. As of March 31, 2017, our total holdings of European non-dollar denominated assets included $40.6 million in RMBS (mostly backed by non-performing loans), $10.0 million in CMBS, $27.6 million in CLOs, $3.0 million in ABS, and $0.2 million in distressed corporate debt. As of December 31, 2016, our total holdings of European non-dollar denominated assets included $40.9 million in RMBS (mostly backed by non-performing loans), $8.7 million in CMBS, $22.4 million in CLOs, $3.0 million in ABS, and $0.2 million in distressed corporate debt. These holdings include assets denominated in British pounds as well as in euros.
We remain active in non-performing and re-performing U.S. residential mortgage loans, or "residential NPLs," and have continued to focus our acquisitions on smaller, less competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers. During the first quarter we closed on a purchase of a mixed residential NPL pool, which contains a combination of re-performing and non-performing assets. While relatively small, our residential NPL portfolio performed well for the quarter. As of March 31, 2017, we held $17.7 million in residential NPLs and related foreclosure property, as compared to $14.3 million as of December 31, 2016.
During the first quarter, we continued to acquire consumer loans under three existing flow agreements. Our portfolio primarily consists of unsecured loans, but also includes auto loans, and it performed well in the first quarter. During the quarter, we entered into a secured borrowing facility with a major investment bank to finance a portfolio of unsecured loans that we purchase under one of our flow agreements. This facility features a term revolving period, during which we can vary our borrowings based on the size of the portfolio, followed by an amortization period, which we believe greatly reduces our financing risk as compared to a sudden maturity. Some of our other consumer loans are financed using reverse repurchase agreements, or through the securitization markets. Apart from our existing flow agreements, we are actively evaluating other opportunities in the space. As of March 31, 2017, our investments in U.S. consumer loans and ABS totaled $111.3 million, as compared to $111.4 million as of December 31, 2016.
During the first quarter, we continued to purchase non-QM loans at a steady pace, and our outlook for growth in this sector remains positive. As of March 31, 2017, our non-QM mortgage loan portfolio totaled $96.2 million, as compared to $71.6 million as of December 31, 2016. To date, we have purchased approximately $129.4 million under our flow agreement, and loan performance has been excellent. The number of states where our origination partner is producing loans for us has increased according to expectations. We currently finance most of our non-QM loans under repo facilities with large financial institutions, and we continue to actively monitor the securitization market for a potential issuance after we reach critical mass.

Over the past few months, we have begun purchasing non-distressed leveraged corporate loans. We are principally focused on senior secured loans that trade near par, with shorter maturities and low loan-to-value ratios. We believe that these assets offer excellent value in comparison to most high-yield corporate bonds, with their generally higher yield spreads and lower issue leverage. We are currently evaluating securing long-term, non-recourse financing for these assets through the CLO securitization market. While we are not currently making new acquisitions of distressed leveraged loans, we continue to hold a small portfolio of these assets. During the first quarter, our portfolio of performing and distressed leveraged loans performed well. As of March 31, 2017, our investments in performing and distressed leverage loans totaled $58.3 million as compared to $19.9 million as of December 31, 2016.
We have also recently increased our purchase activity in U.S. CLOs. While our previous CLO trading activity was almost entirely within the legacy CLO space, our more recent activity has been primarily in 2012 and 2013 vintages. During the first quarter our U.S. CLO portfolio performed well, reflecting strong contributions from both net interest income and net realized and unrealized gains. As of March 31, 2017, our investments in U.S. CLOs totaled $42.9 million as compared to $22.5 million as of December 31, 2016.

In the first quarter, we increased our investment in a reverse mortgage originator in which we have been invested since September 2014. We increased our invested capital in this originator from $12.5 million as of December 31, 2016 to $17.5 million as of March 31, 2017. Concurrently with our additional investment, another financial institution also increased its investment in the originator from $12.5 million to $17.5 million. With this increased capital base, this originator intends to significantly expand its footprint in the reverse mortgage origination space.

For the last few quarters, we have become more active in a corporate credit relative value trading strategy, whereby we seek to identify and capitalize on short-term pricing disparities in the corporate credit markets. As a subset of this strategy, we often engage in "basis trading," where we hold long or short positions in the bonds of a corporate issuer and simultaneously hold offsetting positions in credit default swaps referencing the same corporate issuer. In the overall strategy, we typically use reverse repurchase agreements to finance the long corporate bond positions that we hold. During the first quarter, our corporate credit relative value trading strategy performed well. As of March 31, 2017, in this strategy the aggregate market value of our long corporate bonds was $90.1 million, the aggregate market value of our short corporate bonds was $(77.9) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $105.7 million and $(118.1) million, respectively. As of December 31, 2016, in this strategy the aggregate market value of our long corporate bonds was $49.6 million, the aggregate market value of our short corporate bonds was $(36.9) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $50.1 million and $(62.1) million, respectively.
Agency
Our Agency strategy generated gross income of $1.9 million, or $0.06 per share, during the first quarter of 2017. Over the course of the quarter, positive net interest income on our portfolio was partially offset by net realized and unrealized losses on our Agency RMBS assets and net realized and unrealized losses on our interest rate hedges. During the first quarter, pay-ups on our specified pools decreased and the yield curve flattened relative to the prior quarter.
Consistent with past quarters, as of March 31, 2017, our Agency RMBS consisted mainly of "specified pools." Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics. Our Agency strategy also includes RMBS that are backed by ARMs or Hybrid ARMs and reverse mortgages, and CMOs, including IOs, POs, and IIOs. Finally, our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
During the first quarter, both realized and implied volatility remained low, but yield spreads for Agency RMBS widened. Agency RMBS investors are becoming increasingly focused on the timing and mechanism of the Federal Reserve's discontinuation of its current policy of reinvesting principal payments from its Agency RMBS holdings. While the Federal Reserve has indicated that it expects to continue its reinvesting policy "until normalization of the level of the federal funds rate is well under way," uncertainty around when that condition would be satisfied weighed on asset valuations during the first quarter. Despite the anticipated reduced support from the Federal Reserve, we do not expect that Agency RMBS yield spreads will widen substantially, as they did during the 2013 "Taper Tantrum," largely because the investor base for Agency RMBS has changed substantially since then. Agency RMBS ownership has largely shifted away from investors such as the GSEs, certain money managers, and mortgage REITs whose activities, including delta-hedging and utilization of high degrees of leverage, tend to amplify price swings during periods of high volatility.

During the first quarter, mortgage rates remained relatively elevated from their pre-election levels, and prepayment rates declined, as many borrowers did have not an economic incentive to refinance their mortgages. The lower day count of the first quarter and the impact of winter seasonality were also factors contributing to the overall decline in prepayments. Since the generic pools that underlie TBAs tend to be more prepayment-sensitive than specified pools, the favorable decline in overall prepayment rates helped TBAs outperform specified pools over the course of the first quarter. This dampened our results for the first quarter, given that TBA short positions are a major component of our interest rate hedging portfolio.
Pay-ups on our specified pools decreased slightly quarter over quarter. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Average pay-ups on our specified pools decreased to 0.66% as of March 31, 2017, from 0.76% as of December 31, 2016. Notwithstanding the decline of the first quarter, we believe that the evolving landscape, including the Federal Reserve's eventual withdrawal from the TBA market, may provide substantial support to pay-ups. In addition, technological advances in the mortgage origination and servicing industry have tended to have a much greater impact on non-specified pools as compared to specified pools. We believe that this trend will continue, ultimately driving greater investor demand for specified pools relative to TBAs.
During the quarter we continued to hedge interest rate risk in our Agency strategy, primarily through the use of interest rate swaps and short positions in TBAs, and to a lesser extent, short positions in U.S. Treasury securities. Within our hedging portfolio, our interest rate swaps generated net gains as swap rates increased across the yield curve, but those gains were offset by losses on our short positions in TBAs and U.S. Treasury securities. During the quarter, TBA roll prices increased and longer maturity U.S. Treasury yields declined, most notably in March, thereby leading to losses. In our hedging portfolio, the relative proportion (based on 10-year equivalents1) of TBA positions increased quarter over quarter relative to interest rate swaps. We believe that it is important to be able to hedge our Agency RMBS portfolio using a variety of instruments, including TBAs.
We actively traded our Agency RMBS portfolio during the quarter in order to capitalize on sector rotation opportunities. Our portfolio turnover for the quarter was approximately 10% (as measured by sales and excluding paydowns), and we had net realized losses of $(0.7) million, excluding interest rate hedges. Our portfolio selection continues to be informed by mortgage industry trends—including significant enhancements in technology that are helping streamline the origination process—and we note that refinancing capacity remains high, with employment in the mortgage industry near a post-financial crisis high.
As of March 31, 2017, our long Agency RMBS portfolio was $841.3 million, up from $827.4 million as of December 31, 2016. During the first quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, particularly those with higher coupons. As of March 31, 2017, the weighted average coupon on our fixed-rate specified pools was 4.0%. Our Agency RMBS portfolio continues to include a small allocation to Agency IOs, where we purchased additional assets in the first quarter. Some of the IOs that we purchased were backed by seasoned Ginnie Mae pools that have demonstrated some level of "burnout." Burnout often occurs after periods of high prepayments, when the mix of loans remaining in an RMBS pool becomes more concentrated in loans that tend to prepay more slowly; burnout can reflect a variety of factors, including the behavior of individual borrowers and overall trends in the mortgage banking industry. Our Agency IOs not only contribute to our portfolio in the form of their yields, but they also inherently serve as portfolio market value hedges in a rising interest rate environment.
Our net Agency premium as a percentage of the fair value of our specified pool holdings is one metric that we use to measure the overall prepayment risk of our specified pool portfolio. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on our specified pool holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe that our specified pool portfolio is exposed to market-wide increases in Agency RMBS prepayments. The net short TBA position related to our specified pool holdings had a notional value of $427.0 million and a fair value of $448.4 million as of March 31, 2017, as compared to a notional value of $370.6 million and a fair value of $390.3 million as of December 31, 2016. Our net Agency premium as a percentage of fair value of our specified pool holdings was approximately 2.9% as of March 31, 2017, as compared to 3.2% as of December 31, 2016. Excluding TBA positions used to hedge our specified pool holdings, our Agency premium as a percentage of fair value was approximately 5.5% and 5.7% as of March 31, 2017 and December 31, 2016, respectively. Our Agency premium percentage and net Agency premium percentage may fluctuate from period to period based on a variety of factors, including market factors such as interest rates and mortgage rates, and, in the case of our net Agency premium percentage, based on the degree to which we hedge prepayment risk with short TBA positions. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.

1"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 2.51% for the quarter ended March 31, 2017. Based on our diluted net-asset-value-based total return of 163.8% from our inception (August 17, 2007) through March 31, 2017, our annualized inception-to-date diluted net-asset-value-based total return was 10.6% as of March 31, 2017.
The following table summarizes our operating results for the quarters ended March 31, 2017 and December 31, 2016:

	Quarter Ended March 31, 2017	Per Share	% of Average Equity	Quarter Ended December 31, 2016	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$13,133	$0.40	2.02%	$11,902	$0.36	1.82%
Net realized gain (loss)	2,259	0.07	0.35%	(3,964)	(0.12)	(0.60)%
Change in net unrealized gain (loss)	10,277	0.31	1.58%	(1,354)	(0.04)	(0.21)%
Net interest rate hedges(1)	146	—	0.02%	1,801	0.05	0.27%
Net credit hedges and other activities(2)	(3,920)	(0.12)	(0.60)%	257	0.01	0.04%
Interest expense	(2,199)	(0.07)	(0.34)%	(1,894)	(0.06)	(0.29)%
Other investment related expenses	(1,496)	(0.04)	(0.23)%	(1,736)	(0.05)	(0.27)%
Total Credit profit (loss)	18,200	0.55	2.80%	5,012	0.15	0.76%
Agency RMBS:
Interest income	8,630	0.26	1.33%	6,485	0.19	0.99%
Net realized gain (loss)	(711)	(0.01)	(0.11)%	(1,328)	(0.04)	(0.20)%
Change in net unrealized gain (loss)	(2,570)	(0.08)	(0.40)%	(17,216)	(0.52)	(2.63)%
Net interest rate hedges and other activities(1)	(1,572)	(0.05)	(0.24)%	15,480	0.47	2.36%
Interest expense	(1,857)	(0.06)	(0.29)%	(1,597)	(0.05)	(0.24)%
Total Agency RMBS profit (loss)	1,920	0.06	0.29%	1,824	0.05	0.28%
Total Credit and Agency RMBS profit (loss)	20,120	0.61	3.09%	6,836	0.20	1.04%
Other interest income (expense), net	136	—	0.02%	150	—	0.02%
Other expenses	(4,526)	(0.14)	(0.70)%	(5,055)	(0.15)	(0.77)%
Net increase in equity resulting from operations	$15,730	$0.47	2.41%	$1,931	$0.05	0.29%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	452			239
Net increase in shareholders' equity resulting from operations(6)	$15,278	$0.47	2.40%	$1,692	$0.05	0.26%
Weighted average shares and convertible units(3) outstanding	32,930			33,140
Average equity (includes non-controlling interests)(4)	$649,113			$654,979
Weighted average shares and LTIP units outstanding(5)	32,718			32,928
Average shareholders' equity (excludes non-controlling interests)(4)	$637,712			$647,832

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of March 31, 2017 and December 31, 2016:
Investment Portfolio

	March 31, 2017					December 31, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$304,065	$228,124	$75.02	$220,325	$72.46	$354,219	$226,543	$63.96	$220,321	$62.20
Non-Agency CMBS and Commercial Mortgage Loans	184,790	99,496	53.84	108,882	58.92	200,017	100,143	50.07	111,995	55.99
ABS and Consumer Loans	164,375	161,889	98.49	166,711	101.42	140,569	138,011	98.18	143,936	102.40
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	653,230	489,509	74.94	495,918	75.92	694,805	464,697	66.88	476,252	68.54
Agency RMBS:
Floating	10,579	10,999	103.97	11,093	104.86	10,998	11,457	104.18	11,468	104.27
Fixed	702,323	742,563	105.73	746,273	106.26	685,334	726,142	105.95	727,068	106.09
Reverse Mortgages	54,138	58,301	107.69	59,185	109.32	55,910	60,221	107.71	61,174	109.41
Total Agency RMBS(3)	767,040	811,863	105.84	816,551	106.45	752,242	797,820	106.06	799,710	106.31
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,420,270	1,301,372	91.63	1,312,469	92.41	1,447,047	1,262,517	87.25	1,275,962	88.18
Agency Interest Only RMBS	n/a	29,425	n/a	29,671	n/a	n/a	29,622	n/a	30,096	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	33,255	n/a	35,522	n/a	n/a	27,026	n/a	33,171	n/a
TBAs:
Long	243,982	253,146	103.76	252,101	103.33	67,720	70,525	104.14	70,334	103.86
Short	(502,617)	(523,620)	104.18	(521,631)	103.78	(384,155)	(404,728)	105.36	(404,967)	105.42
Net Short TBAs	(258,635)	(270,474)	104.58	(269,530)	104.21	(316,435)	(334,203)	105.62	(334,633)	105.75
Long U.S. Treasury Securities	36,529	36,488	99.89	36,455	99.80	5,620	5,419	96.43	5,635	100.27
Short U.S. Treasury Securities	(104,609)	(101,820)	97.33	(102,205)	97.70	(72,871)	(69,762)	95.73	(69,946)	95.99
Short European Sovereign Bonds	(61,873)	(63,260)	102.24	(66,738)	107.86	(61,016)	(62,680)	102.73	(66,800)	109.48
Repurchase Agreements	293,802	293,802	100.00	294,468	100.23	184,819	184,819	100.00	185,205	100.21
Long Corporate Debt	173,688	154,819	89.14	155,130	89.31	95,664	80,095	83.73	81,036	84.71
Short Corporate Debt	(91,367)	(89,466)	97.92	(89,598)	98.06	(40,807)	(39,572)	96.97	(39,664)	97.20
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	23,099	n/a	22,185	n/a	n/a	18,090	n/a	17,243	n/a
Non-Exchange Traded Corporate Equity	n/a	4,382	n/a	4,313	n/a	n/a	3,987	n/a	4,313	n/a
Long Common Stock	n/a	2,837	n/a	2,784	n/a	n/a	4,396	n/a	4,381	n/a
Short Common Stock	n/a	(2,154)	n/a	(2,223)	n/a	n/a	(8,154)	n/a	(8,052)	n/a
Real Estate Owned	n/a	25,390	n/a	25,475	n/a	n/a	3,349	n/a	3,539	n/a
Total		$1,377,695		$1,388,178			$1,104,949		$1,121,486

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other.

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	March 31, 2017		December 31, 2016
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$14,971	$(2,244)	$17,228	$(2,887)
Short CDS on RMBS and CMBS Indices	(79,502)	10,642	(112,999)	16,701
Short CDS on Individual RMBS	(10,005)	5,610	(10,134)	5,070
Net Mortgage-Related Derivatives	(74,536)	14,008	(105,905)	18,884
Long CDS referencing Corporate Bond Indices	11,909	832	40,611	2,744
Short CDS referencing Corporate Bond Indices	(62,821)	(2,911)	(49,306)	(2,840)
Long CDS on Corporate Bonds	108,028	269	59,637	(1,408)
Short CDS on Corporate Bonds	(146,391)	(6,330)	(83,108)	(2,886)
Purchased Put Options on CDS on Corporate Bond Indices(2)	—	—	10,000	—
Short Total Return Swaps on Corporate Equities(3)	(21,683)	(11)	(42,093)	(55)
Long Total Return Swaps on Corporate Debt(4)	—	—	5,438	(94)
Interest Rate Derivatives:
Long Interest Rate Swaps	365,806	(2,378)	376,074	(2,122)
Short Interest Rate Swaps	(879,314)	5,605	(862,535)	5,062
Long Eurodollar Futures(6)	11,000	(11)	11,000	(8)
Short Eurodollar Futures(6)	(42,000)	(39)	(62,000)	(51)
Short U.S. Treasury Note Futures(5)	(6,800)	(7)	(7,000)	19
Interest Rate Caps	61,908	1	61,908	2
Purchased Equity Call Options(7)	23	28	16	42
Purchased Equity Put Options(7)	5	38	—	—
Total Net Interest Rate Derivatives		3,237		2,944
Other Derivatives:
Short Foreign Currency Forwards(8)	(63,223)	(125)	(54,787)	(456)
Warrants(9)	—	—	1,639	106
Mortgage Loan Purchase Commitments(10)	—	—	20,601	(31)
Total Net Derivatives		$8,969		$16,908

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2017, derivative assets and derivative liabilities were $29.9 million and $20.9 million, respectively, for a net fair value of $9.0 million, as reflected in "Total Net Derivatives" above. As of December 31, 2016, derivative assets and derivative liabilities were $35.6 million and $18.7 million, respectively, for a net fair value of $16.9 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Notional value represents number of underlying shares times the closing price of the underlying security.

(4)	Notional value represents outstanding principal on underlying corporate debt.

(5)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of March 31, 2017 and December 31, 2016 a total of 68 and 70 short U.S. Treasury note futures contracts were held, respectively.

(6)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(7)	Notional value represents the number of common shares we have the option to purchase multiplied by the strike price.

(8)	Notional value represents U.S. Dollars to be received by us at the maturity of the forward contract.

(9)	Notional value represents number of shares that warrants are convertible into.

(10)	Notional value represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.

The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of March 31, 2017, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS - ARM Pools	$61	0.01%	$(77)	(0.01)%
Agency RMBS - Fixed Pools and IOs	13,115	2.00%	(17,153)	(2.62)%
TBAs	(4,968)	(0.76)%	6,862	1.05%
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	3,495	0.54%	(3,057)	(0.47)%
Interest Rate Swaps	(6,660)	(1.02)%	6,408	0.98%
U.S. Treasury Securities	(3,118)	(0.48)%	2,960	0.45%
Eurodollar and U.S. Treasury Futures	(298)	(0.05)%	290	0.05%
Mortgage-Related Derivatives	53	0.01%	(53)	(0.01)%
Corporate Securities and Derivatives on Corporate Securities	(98)	(0.01)%	157	0.02%
Repurchase Agreements and Reverse Repurchase Agreements	(589)	(0.09)%	567	0.09%
	$993	0.15%	$(3,096)	(0.47)%

(1)
Based on the market environment as of March 31, 2017. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
Borrowings By Collateral Type
The following table summarizes our aggregate borrowings, including reverse repos and other secured borrowings for the three month period ended March 31, 2017 and December 31, 2016.

	As of March 31, 2017	For the Quarter Ended March 31, 2017		As of December 31, 2016	For the Quarter Ended December 31, 2016
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit	$318,561	$292,369	3.05%	$261,927	$243,712	3.09%
Agency RMBS	793,020	792,810	0.95%	790,312	768,137	0.83%
Total Excluding U.S. Treasury Securities	1,111,581	1,085,179	1.52%	1,052,239	1,011,849	1.37%
U.S. Treasury Securities	36,492	37,848	0.58%	5,428	6,208	0.54%
Total	$1,148,073	$1,123,027	1.48%	$1,057,667	$1,018,057	1.37%
Leverage Ratio (1)	1.75:1			1.64:1
Leverage Ratio Excluding U.S. Treasury Securities (1)	1.70:1			1.63:1

(1)	The leverage ratio does not account for liabilities other than reverse repurchase agreements ("reverse repos") and other secured borrowings.
Throughout the first quarter, borrowing costs increased as LIBOR rose, which impacted our Agency-related as well as Credit-related borrowings. However, the cost of funds for our Credit-related borrowings decreased slightly quarter over quarter, primarily because we had an increase in the amount of reverse repo borrowings in our corporate credit relative value trading strategy; the reverse repo borrowings in this strategy have much lower costs of funds than most of our other Credit-related borrowings. Excluding reverse repo on corporate bonds held in this strategy, our Credit-related average cost of funds increased to 3.47% for the first quarter, as compared to 3.44% for the fourth quarter.

Our leverage ratio, excluding U.S. Treasury securities, increased to 1.70:1 as of March 31, 2017, as compared to 1.63:1 as of December 31, 2016. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of March 31, 2017		As of December 31, 2016
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$503,493	46.3%	$506,002	49.0%
31-60 Days	187,720	17.3%	222,262	21.5%
61-90 Days	196,116	18.0%	191,487	18.5%
91-120 Days	2,987	0.3%	18,324	1.8%
121-150 Days	83,680	7.7%	13,037	1.2%
151-180 Days	34,536	3.2%	31,912	3.1%
181-360 Days	77,739	7.2%	50,557	4.9%
	$1,086,271	100.0%	$1,033,581	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The majority of our borrowed funds are in the form of reverse repos. The weighted average remaining term on our reverse repos as of March 31, 2017 increased to 59 days from 56 days as of December 31, 2016. In addition to borrowings under reverse repos, we had other secured borrowings related to certain of our loan portfolios in the amount of $61.8 million and $24.1 million as of March 31, 2017 and December 31, 2016, respectively.
Our borrowings outstanding under reverse repos were with a total of nineteen counterparties as of March 31, 2017. As of March 31, 2017, we held liquid assets in the form of cash and cash equivalents in the amount of $104.2 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, as a percentage of average equity, was 2.8% for the quarter ended March 31, 2017 and 3.1% for the quarter ended December 31, 2016. The decrease in our expense ratio was principally due to a quarter-over-quarter decrease in professional fees. We did not incur incentive fee expense for either the first quarter of 2017 or fourth quarter of 2016.
Dividends
On May 1, 2017, our Board of Directors declared a dividend of $0.45 per share for the first quarter of 2017, payable on June 15, 2017 to shareholders of record on June 1, 2017. We expect to continue to recommend quarterly dividends of $0.45 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On March 6, 2017, our Board of Directors approved the adoption of a new share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This plan supersedes the previous plan that had been approved on August 3, 2015.
During the three month period ended March 31, 2017, we repurchased 130,488 shares at an average price per share of $15.73 and a total cost of $2.1 million. Following March 31, 2017 and through May 3, 2017 we repurchased an additional 51,518 shares at an average price per share of $15.81 and a total cost of $0.8 million. In addition to making discretionary repurchases during our open trading windows, we also entered into a 10b5-1 plan to increase the number of trading days available to implement these repurchases.

Through May 3, 2017, we have repurchased approximately 128,267 shares under the current share repurchase program, for an aggregate cost of $2.0 million.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related and consumer-related assets, including residential mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, commercial mortgage-backed securities, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity, including distressed debt, collateralized loan obligations, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, May 5, 2017, to discuss our financial results for the quarter ended March 31, 2017. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 3333998. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, May 5, 2017, at approximately 2 p.m. Eastern Time through Friday, May 12, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 3333998. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 16, 2017 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
(In thousands, except per share amounts)	March 31, 2017	December 31, 2016
Investment income
Interest income	$22,886	$18,265
Other income	939	2,342
Total investment income	23,825	20,607
Expenses
Base management fee	2,410	2,416
Interest expense	6,003	4,461
Other investment related expenses	1,521	2,062
Other operating expenses	2,116	2,640
Total expenses	12,050	11,579
Net investment income	11,775	9,028
Net realized gain (loss) on:
Investments	594	3,127
Financial derivatives, excluding currency forwards	(1,581)	(5,143)
Financial derivatives—currency forwards	(822)	3,873
Foreign currency transactions	978	(4,099)
	(831)	(2,242)
Change in net unrealized gain (loss) on:
Investments	5,758	(14,396)
Financial derivatives, excluding currency forwards	(1,157)	9,185
Financial derivatives—currency forwards	330	(178)
Foreign currency translation	(145)	535
	4,786	(4,854)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	3,955	(7,096)
Net increase in equity resulting from operations	15,730	1,932
Less: Increase in equity resulting from operations attributable to non-controlling interests	452	240
Net increase in shareholders' equity resulting from operations	$15,278	$1,692
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.47	$0.05
Weighted average shares and LTIP units outstanding	32,718	32,928
Weighted average shares and convertible units outstanding	32,930	33,140

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2017	December 31, 2016(1)
ASSETS
Cash and cash equivalents	$104,219	$123,274
Restricted cash	655	655
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,876,105 and $1,525,710)	1,864,213	1,505,026
Financial derivatives–assets, at fair value (Net cost – $37,658 and $40,724)	29,907	35,595
Repurchase agreements (Cost – $294,468 and $185,205)	293,802	184,819
Total Investments, financial derivatives, and repurchase agreements	2,187,922	1,725,440
Due from brokers	57,873	93,651
Receivable for securities sold and financial derivatives	550,241	445,112
Interest and principal receivable	25,071	21,704
Other assets	5,264	3,359
Total assets	$2,931,245	$2,413,195
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $782,395 and $589,429)	$780,320	$584,896
Financial derivatives–liabilities, at fair value (Net proceeds – $16,024 and $12,012)	20,938	18,687
Total investments and financial derivatives	801,258	603,583
Reverse repurchase agreements	1,086,271	1,033,581
Due to brokers	5,512	12,780
Payable for securities purchased and financial derivatives	310,535	85,168
Other secured borrowings (Proceeds – $61,802 and $24,086)	61,802	24,086
Accounts payable and accrued expenses	3,729	3,327
Base management fee payable	2,410	2,416
Interest and dividends payable	4,137	3,460
Other liabilities	1,136	17
Total liabilities	2,276,790	1,768,418
EQUITY	654,455	644,777
TOTAL LIABILITIES AND EQUITY	$2,931,245	$2,413,195
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(32,164,215 and 32,294,703, shares issued and outstanding)	$626,116	$627,620
Additional paid-in capital–LTIP units	10,135	10,041
Total Shareholders' Equity	636,251	637,661
Non-controlling interests	18,204	7,116
Total Equity	$654,455	$644,777
PER SHARE INFORMATION:
Common shares, no par value	$19.78	$19.75
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$19.50	$19.46

(1)	Derived from audited financial statements as of December 31, 2016.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.